                           CONSOLIDATED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

    This CONSOLIDATED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into as of December 29, 1995, but effective January 1, 1996, between FREMONT FINANCIAL CORPORATION, a California corporation (Fremont), with a place of business located at 300 Embassy Row, Suite 650, Atlanta, Georgia 30328 and TRISTAR CORPORATION, a Delaware corporation (Borrower), with its chief executive office located at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216.

    The parties agree as follows:

    1.       DEFINITIONS AND CONSTRUCTION

             1.1 TERMS. As used in this Agreement, the following terms shall have the following definitions:

                     Accounts means all presently existing and hereafter arising accounts receivable, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, whether or not earned by performance, all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                     Agreement means collectively this Consolidated and Restated Loan and Security Agreement, any concurrent or subsequent rider to this Consolidated and Restated Loan and Security Agreement, and any extensions, supplements, amendments, addenda or modifications to or in connection with this Consolidated and Restated Loan and Security Agreement or any such rider.

                     Authorized Officer means any officer of Borrower authorized in writing to transact business with Fremont.

                     Borrower's Books means all of Borrower's books and records including all of the following: ledgers; records indicating, summarizing, or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

                     Business Day means any day which is not a Saturday, Sunday, or other day on which banks in the State of Georgia are authorized or required to close.

                     Code means the Georgia Uniform Commercial Code, as amended from time to time.

                     Collateral means all of the following: the Accounts; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, deposit accounts or assets of Borrower which hereafter come into the possession, custody, or control of Fremont; all proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale or other disposition of the Collateral, or any portion thereof or interest therein, and all proceeds thereof.

                     Conditions Precedent Rider means that certain Conditions Precedent Rider dated as of the date hereof between Borrower and Fremont.

                     Daily Balance means the amount of the Obligations owed at the end of a given day.

                     Eligible Accounts means those Accounts created by Borrower in the ordinary course of business arising out of Borrower's sale of goods or rendition of services, which are and at all times shall continue to be acceptable to Fremont in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Fremont in Fremont's exclusive judgment. In determining such eligibility Fremont may, but need not, rely on agings, reports and schedules of Accounts furnished by Borrower, but reliance by Fremont thereon from time to time shall not be deemed to limit Fremont's right to revise standards of eligibility at any time as to both Borrower's present and future Accounts. In general, an Account shall not be deemed eligible unless: (a) the account debtor on such Account is and at all times continues to be acceptable to Fremont, and (b) such Account complies in all respects with the representations, covenants and warranties hereinafter set forth. Except in Fremont's sole discretion, Eligible Accounts shall not include any of the following: (a) Accounts (other than Foreign Accounts) which the account debtor has failed to pay within sixty (60) days of the due date, and all Accounts (other than Foreign Accounts) owed by any account debtor that has failed to pay twenty-five percent (25.0%) or more of its Accounts owed to Borrower within sixty (60) days of the due date, not to exceed one hundred twenty (120) days from the invoice date; (b) Accounts consisting of Foreign Accounts which the account debtor has failed to pay within seventy-five (75) days from the original invoice date, and all Accounts owed by any account debtor that has failed to pay twenty-five percent (25.0%) or more of its Accounts owed to Borrower within seventy-five (75) days from the original invoice date; (c) Accounts with respect to which the account debtor is an officer, employee or agent of Borrower; (d) Accounts with respect to which goods are placed on consignment or for a guaranteed sale, or which contain other terms by reason of which payment by the account debtor may be conditional; (e) other than Foreign Accounts, Accounts with respect to which the account debtor is not a resident of the United States; (f) Accounts with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States, any State of the United States or any city, town, municipality or division thereof; (g) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with Borrower; (h) Accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower; (i) Accounts with respect to an account debtor whose total obligations to Borrower exceed fifteen percent (15%) of all Accounts, to the extent of such excess; or (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto, or is subject to any insolvency proceeding, or becomes insolvent, fails or goes out of business.

                     Eligible Inventory means Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrower's business and raw materials for such finished goods which are located at Borrower's premises and acceptable to Fremont in all respects; PROVIDED, HOWEVER, that general criteria for Eligible Inventory may be established and revised from time to time by Fremont in Fremont's exclusive judgment. In determining such acceptability Fremont may, but need not, rely on reports and schedules of Inventory furnished to Fremont by Borrower, but reliance thereon by Fremont from time to time shall not be deemed to limit Fremont's right to revise standards of eligibility at any time. In general, except in Fremont's sole discretion, Eligible Inventory shall not include work in process, components which are not part of finished goods, spare parts, packaging and shipping materials, materials used or consumed in Borrower's business, goods returned to, repossessed by, or stopped in transit by Borrower, Inventory at the premises of third parties or subject to a security interest or lien in favor of any third party, bill and hold goods, Inventory which is not subject to Fremont's perfected security interest, returned and/or defective goods, "seconds" and Inventory purchased on consignment. Eligible Inventory shall be valued at the lower of average cost or wholesale market value; provided, however, solely with respect to finished goods Inventory of Borrower manufactured or produced at Borrower's manufacturing facility located in Atascosa County, Texas, as more particularly described in the Texas Mortgage (as defined in the Special Provisions Rider) (the "Atascosa Facility Inventory"), such Atascosa Facility Inventory shall be valued at the lesser of
(x) the sum of (ii) the cost of such Atascosa Facility Inventory, plus (ii) the amount of the corresponding mark-up with respect to such Atascosa Facility Inventory, as such mark-up amount is set forth on the monthly report furnished by Borrower to Fremont pursuant to Section 6.3 hereof, or (y) the wholesale market value.

                     Equipment means all of Borrower's present and hereafter acquired equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, motor vehicles, rolling stock, processors, tools, parts, dies, jigs, goods (other than consumer goods or farm products), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                     ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                     ERISA Affiliate means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

                     Event of Default means the events specified in Section 8, below.

                     Foreign Account means an Account owed to Borrower by an account debtor located in a country set forth on Exhibit C attached hereto, which such Account is payable in United States of America dollars and is billed directly by Borrower to such account debtor.

                     Fremont Expenses means all of the following: costs and expenses (whether taxes, assessments, insurance premiums or otherwise) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by Fremont; filing, recording, publication, appraisal and search fees paid or incurred by Fremont in connection with Fremont's transactions with Borrower; costs and expenses incurred by Fremont in the disbursement or collection of funds to or from Borrower; charges resulting from the dishonor of checks; costs and expenses incurred by Fremont to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; and costs and expenses incurred by Fremont in enforcing or defending the Loan Documents, including, but not limited to, costs and expenses incurred in connection with any proceeding, suit, enforcement of judgment, or appeal; and Fremont's reasonable attorneys' fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or otherwise representing Fremont concerning the Loan Documents or Borrower's Obligations to Fremont.

                     General Intangibles means all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, service marks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts, and Borrower's Books relating to any of the foregoing.

                     Insolvency Proceeding means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

                     Inventory means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service, Borrower's present and future raw materials, work in process, finished goods, tangible property, stock in trade, wares, and materials used in or consumed in Borrower's business, goods which have been returned to, repossessed by, or stopped in transit by Borrower, packing and shipping materials, wherever located, any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

                     IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                     Loan Documents means, collectively, this Agreement, any Note or Notes executed by Borrower to the order of Fremont, any security agreements, pledge agreements, or other encumbrances or agreements which secure Borrower's Obligations to Fremont, and any other agreement entered into between Borrower and Fremont relating to or in connection with this Agreement.

                     Multiemployer Plan means a multiemployer plan as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f).

                     Negotiable Collateral means all of Borrower's present and future letters of credit, notes, drafts, instruments, documents, leases, and chattel paper, and Borrower's Books relating to any of the foregoing.

                     Note means any promissory note heretofore or at any time hereafter made by Borrower to the order of Fremont, as amended, renewed, extended, restated and modified from time to time.

                     Obligations means all loans, advances, debts, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Fremont to charge Borrower's loan account), obligations, lease payments, guaranties, covenants, and duties owing by Borrower to Fremont of any kind and description (whether pursuant to or evidenced by the Loan Documents or by any other agreement between Fremont and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from Borrower to others which Fremont may obtain by assignment or otherwise, and all interest thereon and all Fremont Expenses which Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                     Plan means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

                     Reference Rate means the variable rate of interest, per annum, announced by Bank of America NT&SA, San Francisco, California or any successor thereto, from time to time as its Reference Rate. The Reference Rate is nothing more nor less than the rate publicly announced as such by the named bank, and an index for determining the interest rate payable under the terms of this Agreement. The Reference Rate is not necessarily the best rate, or any other definition of rates, offered to its customers by the named bank or by Fremont. In the event the Reference Rate ceases to be available, Fremont may substitute any similar index for the Reference Rate.

                     Special Provisions Rider means that certain Special Provisions Rider dated as of the date hereof, between Fremont and Borrower.

                     Standby Letter of Credit Supplement means that certain Standby Letter of Credit Agreement Supplement to Loan and Security Agreement dated as of June 27 1995, between Fremont and Borrower, as amended and modified from time to time.

             1.2 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, and to the singular include the plural. The words hereof, herein, hereby, hereunder, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause and exhibit references are to this Agreement unless otherwise specified.

             1.3 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles (GAAP) as in effect from time to time. When used herein, the term financial statements shall include the notes and schedules thereto.

             1.4 EXHIBITS. All of the exhibits, addenda or riders to this Agreement (including without limitation the Conditions Precedent Rider and the Special Provisions Rider, shall be deemed incorporated herein by reference).

             1.5 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

    2.       ADVANCES AND TERMS OF PAYMENT

             2.1 REVOLVING ADVANCES; ADVANCE LIMIT. Upon the request of Borrower, made at any time or from time to time during the term hereof, and so long as no Event of Default has occurred and is continuing, Fremont shall, in its sole and absolute discretion, make advances to Borrower in an amount up to
(a) Seventy-Five percent (75%) of the aggregate outstanding amount of Eligible Accounts other than Foreign Accounts, PLUS (b) the lesser of (1) Sixty percent (60%) of the aggregate outstanding amount of Eligible Accounts consisting of Foreign Accounts or (2) ONE MILLION DOLLARS ($1,000,000), PLUS (c) the lesser of (1) Forty percent (40%) of the aggregate value of the Eligible Inventory consisting of raw materials Inventory or (2) TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000), PLUS (d) the lesser of (1) Fifty percent (50%) of the aggregate value of the Eligible Inventory consisting of finished goods Inventory or (2) FIVE MILLION DOLLARS ($5,000,000); PROVIDED, HOWEVER, that in no event shall the aggregate amount of the outstanding advances made pursuant to this Section 2.1 be greater than, at any time, the sum of FIFTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($15,500,000) (the Advance Limit). Notwithstanding the foregoing formula and the definitions of Eligible Accounts and Eligible Inventory, Fremont may reduce its advance rates on Eligible Accounts or Eligible Inventory or establish reserves with respect to borrowing availability if it determines, in its sole discretion, that there has occurred, or is likely to occur, an impairment of the prospect of repayment of all or any portion of the Obligations or an impairment of the value or priority of Fremont's security interests in the Collateral.

             2.2 INITIAL ADVANCE. Fremont agrees that, upon satisfaction on or before January 1, 1996 of each of the conditions precedent set forth in the Conditions Precedent Rider between Borrower and Fremont dated the date hereof and elsewhere in this Agreement, Fremont shall advance to Borrower, on Borrower's request therefor, an amount not less than Two Hundred Fifty Thousand Dollars ($250,000) as Fremont's Initial Advance under this Agreement, and all future advances under this Agreement shall be for an amount not less than Three Thousand Dollars ($3,000) each and shall be deemed to be and constitute, together with the Initial Advance, one general obligation of Borrower's and a single loan from Fremont to Borrower, and shall be secured by Fremont's security interest in and lien upon all of the Collateral, and by all other security interests and liens heretofore, now or at any time or times hereafter granted by Borrower to Fremont.

             2.3 OVERADVANCES. All advances and Term Loans (as defined in the Special Provisions Rider) made hereunder shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the aggregate amount of the outstanding advances made pursuant to Section 2.1 exceeds the dollar or percentage limitations contained in Section 2.1 (an Overadvance), then Borrower shall, upon demand by Fremont, immediately pay to Fremont, in cash, the amount of such excess.

             2.4 OVERADVANCE FEE. Without affecting Borrower's obligation to immediately repay to Fremont the amount of each Overadvance in accordance with the provisions of Section 2.3 of this Agreement, in the event Fremont agrees to permit any Overadvance to exist and continue and in consideration for permitting such Overadvance to exist and continue, Fremont shall be entitled, in its sole discretion, to charge Borrower a fee (the Overadvance Fee) and Borrower agrees to pay Fremont the Overadvance Fee immediately upon notice of such Overadvance by Fremont to Borrower, in an amount equal to the lesser of
(a) interest at the Maximum Rate, or (b) twenty-five percent (25%) per annum on the amount Overadvanced for each day any Overadvance exists. To the fullest extent allowed by applicable law, if the Overadvance Fee is held to be interest under applicable law, then it shall be deemed to be interest on the total outstanding principal balance of the total credit facility and not merely interest on the Overadvance. All such fees shall be computed on the basis of a three hundred and sixty (360) day year for the actual number of days elapsed.

             2.5 AUTHORIZATION TO MAKE ADVANCES. Fremont is hereby authorized to make the advances provided for in this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer, or, at the discretion of Fremont, if such advances are necessary to satisfy any Obligations. All requests for advances hereunder shall specify the date on which the requested advance is to be made (which day shall be a Business

Day) and the amount of the requested advance. Requests received after 11:00 a.m. Eastern time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All advances made under this Agreement shall be conclusively presumed to have been made to, at the request of, and for the benefit of Borrower when deposited to the credit of Borrower or otherwise disbursed in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

             2.6     INTEREST.

                     A. Except where specified to the contrary in any Loan Document, the outstanding principal balances of all of Borrower's Obligations to Fremont shall accrue interest at lesser of (a) interest at the Maximum Rate or (b) the rate of one and three-quarters of one percent (1.75%) per annum above the Reference Rate. The outstanding principal balances of all Obligations shall bear interest from and after written notice by Fremont to Borrower of the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, at the lesser of (a) interest at the Maximum Rate or (b) the rate of four and three-quarters of one percent (4.75%) per annum above the Reference Rate. All interest payable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, on the aggregate outstanding balances of the Obligations on each day. Interest shall continue to accrue until all of the Obligations are paid in full.

                     B. The Reference Rate as of the date of the execution of this Agreement is eight and one-half of one percent (8.5%) per annum, and, therefore, the rate of interest in effect hereunder on the date of this Agreement, expressed in simple interest terms, is ten and one-quarter of one percent (10.25%) per annum. The interest rate payable by Borrower under the terms of this Agreement shall be adjusted in accordance with any change in the Reference Rate from time to time in the date of any such change. All interest payable by Borrower shall be due and payable on the first day of each calendar month during the term of this Agreement. Notwithstanding anything to the contrary contained in the Loan Documents, the minimum interest payable by Borrower on its Obligations to Fremont shall be the lesser of (a) interest at the Maximum Rate or (b) Twenty Thousand Dollars ($20,000) per month.

             2.7 VERIFICATION AND COLLECTION OF ACCOUNTS. Fremont or Fremont's designee may, at any time, with or without notice to Borrower, (a) notify customers or account debtors of Borrower that the Accounts have been assigned to Fremont and that Fremont has a security interest in them, (b) contact account debtors of Borrower, either in writing or by telephone, for the purpose of verifying the validity amount or any other matter relating to any Accounts and (c) collect the Accounts directly and add the collection costs and expenses to Borrower's loan account. Unless and until Fremont begins direct collection of the Accounts or gives Borrower other written instructions and subject to the terms of any lockbox, blocked account or other similar agreement entered into for the purpose of collection of the Accounts, Borrower shall collect all Accounts and the proceeds of other Collateral for the benefit of Fremont, receive in trust all payments thereon as Fremont's trustee and immediately deliver said payments to Fremont in their original form as received by Borrower.

             2.8 CREDITING PAYMENTS. The receipt of any item of payment by Fremont shall be applied to reduce Obligations, but the receipt of such an item of payment shall be deemed to have been paid to Fremont three (3) Business Days after the date Fremont actually receives receipt of such item of payment. Notwithstanding anything to the contrary contained herein, payments received by Fremont after 11:00 a.m. Eastern time shall be deemed to have been received by Fremont as of the opening of business on the immediately following Business Day.

             2.9     ANNUAL FACILITY FEE.  This Section Intentionally Omitted.

             2.10    LOAN FEE.  This Section Intentionally Omitted.

             2.11    UNUSED LINE FEE.  This Section Intentionally Omitted.

             2.12 MAINTENANCE FEE. Borrower agrees to pay Fremont a fee (Maintenance Fee) in an amount equal to .083% of the outstanding balance on or before the first (1st) day of each calendar month, in respect of Fremont's services for the preceding calendar month, during the term of this Agreement, including all renewal terms, or so long as any of the Obligations are outstanding.

             2.13    AUDIT FEE.  Borrower agrees to pay Fremont a fee (Audit
Fee) in an amount equal to Six Hundred Dollars ($600) per day per auditor, plus out-of-pocket expenses for each audit or examination of Borrower performed by Fremont.

             2.14 LATE REPORTING FEE. Borrower agrees to pay to Fremont a fee (Late Reporting Fee) in an amount equal to Fifty Dollars ($50.00) per document per day for each Business Day any report, financial statement or schedule required by this Agreement to be delivered to Fremont is past due.

             2.15 MAXIMUM CHARGES. In no event shall interest on the Obligations exceed the highest lawful rate in effect from time to time. It is not the intention of the parties hereto to make an agreement which violates any applicable state or federal usury laws. In no event shall Borrower pay or Fremont accept or charge any interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest allowable under any applicable state or federal usury laws. Should any provision of this Agreement or any existing or future Notes or Loan Documents between the parties be construed to require the payment of interest which, together with any other charges upon the principal or any portion thereof, exceeds the maximum lawful rate of interest, then any such excess shall be applied to the remaining principal balance, if any, and the remainder refunded to Borrower.

             2.16 MONTHLY STATEMENTS. Fremont shall render monthly statements to Borrower of all Obligations, including statements of all principal, interest and Fremont Expenses charged, and Borrower shall have fully and irrevocably waived all objections to such statements and the contents thereof unless, within thirty (30) days after receipt thereof by Borrower,

Borrower shall deliver to Fremont, by registered, certified or overnight mail, at Fremont's address indicated in Section 12 hereof, written objection to Fremont's statement specifying the error or errors, if any, contained in such statement.

    3.       TERM

             3.1 RENEWAL DATE. This Agreement shall become effective upon acceptance by Fremont and shall continue in full force and effect for a term ending July 7, 1997 (the Renewal Date) and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement on the Renewal Date or on the anniversary of the Renewal Date in any year by giving the other party at least sixty (60) days prior written notice by registered or certified mail, return receipt requested and, in addition, Fremont shall have the right to terminate this Agreement immediately at any time upon the occurrence of an Event of Default. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations and covenants hereunder until all Obligations have been paid in full, and Fremont's continuing security interest in the Collateral shall remain in effect until all of Borrower's Obligations to Fremont have been fully paid and satisfied. Upon termination of this Agreement, all of the Obligations shall be immediately due and payable in full.

             3.2 EARLY TERMINATION FEE. If this Agreement is terminated by Fremont upon the occurrence of an Event of Default, or is terminated at Borrower's request other than pursuant to Section 3.1, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Fremont's lost profits as a result thereof, Borrower shall pay to Fremont upon the effective date of such termination a fee (Early Termination Fee) in an amount equal to: (a) two percent (2.0%) of the Advance Limit if such termination occurs on or prior to July 7, 1996; (b) one percent (1.0%) of the Advance Limit if such termination occurs after July 7, 1996; provided, however, that no Early Termination Fee shall be payable if (x) such termination occurs on the Renewal Date or subsequent anniversary of the Renewal Date, (y) Borrower has provided Fremont at least sixty (60) days prior written notice of termination in accordance with the terms and conditions of Section 3.1, and (z) the Obligations are indefeasibly paid in full on or before the termination date specified in such notice of termination. The Early Termination Fee shall be presumed to be the amount of damages sustained by Fremont as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Fee provided for in this Section 3.2 shall be deemed included in the Obligations. Notwithstanding anything contained herein to the contrary, if and to the extent the Early Termination Fee constitutes interest under applicable law, the Early Termination Fee, when added to all other interest contracted for, charged or received under this Agreement or any other Loan Documents, shall not exceed, and shall be limited to an amount which constitutes, interest at the Maximum Rate.

    4.       CREATION OF SECURITY INTEREST

             4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Fremont a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each and all of its covenants and Obligations under the Loan Documents. Fremont's security interest in the Collateral shall attach to all Collateral without further act on the part of Fremont or Borrower.

             4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, upon the request of Fremont, immediately endorse and assign such Negotiable Collateral to Fremont and deliver physical possession of such Negotiable Collateral to Fremont.

             4.3 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall execute and deliver to Fremont, concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of Fremont, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Fremont may reasonably request, in form satisfactory to Fremont, to perfect and maintain perfected Fremont's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

             4.4 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes and appoints Fremont (and any of Fremont's officers, employees or agents designated by Fremont) as Borrower's true and lawful attorney-in-fact with power to sign the name of Borrower on any of the above described documents or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Fremont's security interest in the Collateral.
In addition, Borrower hereby appoints Fremont (and any of Fremont's officers, employees or agents designated by Fremont) as Borrower's attorney-in-fact with power to: (a) sign Borrower's name on verifications of Accounts, and on notices to account debtors; (b) send requests for verification of Accounts; (c) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Fremont's possession; (d) on or after the occurrence of an Event of Default, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Fremont, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (e) make, settle and adjust all claims under Borrower's policies of insurance, endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance; and (f) make all determinations and decisions with respect to such policies of insurance. The appointment of Fremont as Borrower's attorney-in-fact and each and every one of Fremont's rights and powers, being coupled with an interest, is irrevocable so long as any Accounts in which Fremont has a security interest remain unpaid and until all of the Obligations have been fully repaid and performed.

             4.5 RIGHT TO INSPECT. Fremont shall have the right at any time or times hereafter during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrower's financial condition. Fremont also shall have the right at any time or times hereafter during Borrower's usual business hours to inspect and examine the Inventory and the Equipment and to check and test the same as to quality, quantity, value and condition.

    5.       REPRESENTATIONS AND WARRANTIES

             Borrower represents, warrants and agrees as follows:

             5.1 NO PRIOR ENCUMBRANCES; SECURITY INTERESTS. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests or encumbrances, except for the security interests granted to Fremont by Borrower, those disclosed in the UCC searches obtained by Fremont, and any security interest which Borrower has disclosed in writing to Fremont and to which Fremont has given its prior written consent. Other than those expressly permitted by this Agreement, Borrower will not create or permit to be created any security interest, lien, pledge, mortgage or encumbrance on any Collateral.

             5.2 BONA FIDE ACCOUNTS. All Eligible Accounts represent bona fide sales of goods and/or services for which Borrower has an unconditional right to payment. None of the Eligible Accounts are subject to any rights of offset, counterclaim, cancellation or contractual rights of return.

             5.3 MERCHANTABLE INVENTORY. Except to the extent now or hereafter specified in writing by Borrower, all Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

             5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment is not now and shall not at any time or times hereafter be stored with a bailee, warehouseman, processor, or similar party without Fremont's prior written consent. Borrower shall keep the Inventory and Equipment only at
the following locations:   See attached Exhibit A.

             5.5 INVENTORY RECORDS. Borrower now keeps and hereafter at all times shall keep materially correct and accurate records itemizing and describing the kind, type and quantity of the Inventory and Borrower's cost therefor.

             5.6 RETAIL MERCHANT INVENTORY. Borrower's retail sales of goods for personal, family or household purposes, for the twelve (12) months preceding the date of filing of the financing statement perfecting the security interest granted hereunder, did not exceed twenty-five percent (25.0%) in dollar volume of Borrower's total sales of all goods during that period. At all times during each month of the term of this Agreement, Borrower's retail sales of goods for personal, family or household purposes shall not exceed twenty-five percent (25.0%) in dollar volume of Borrower's total sales of all goods in each such month.

             5.7 RELOCATION OF CHIEF EXECUTIVE OFFICE. The chief executive office of Borrower is at the address indicated in the first paragraph of this Agreement and Borrower covenants and agrees that it will not, without thirty
(30) days' prior written notice to Fremont, relocate such chief executive office.

             5.8 DUE INCORPORATION AND QUALIFICATION. Borrower is and shall at all times hereafter be a corporation duly organized and existing under the laws of the state of its incorporation and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to do so would not have a material adverse effect on Borrower.

             5.9 FICTITIOUS NAME(S). Borrower is conducting its business under the following trade or fictitious name(s): See attached Exhibit B. Borrower has complied with the fictitious name laws of all jurisdictions in which compliance is required in connection with its use of such name(s).

             5.10 PERMITS AND LICENSES. Borrower holds all licenses, permits, franchises, approvals and consents as are required in the conduct of its business and the ownership and operation of its properties except where the failure to do so would not have a material adverse effect on Borrower.

             5.11 DUE AUTHORIZATION. Borrower has the right and power and is duly authorized to enter into each of the Loan Documents to which it is a party.

             5.12 COMPLIANCE WITH ARTICLES; BYLAWS. The execution by Borrower of each of the Loan Documents to which it is a party does not constitute a breach of any provision contained in Borrower's Certificate or Articles of Incorporation or its Corporate Bylaws, nor does it constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

             5.13 LITIGATION. Except as otherwise disclosed to Fremont in writing, there are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower has no knowledge or notice of any pending, threatened or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower, except for ongoing collection matters in which Borrower is the plaintiff. If any of the foregoing arise during the term of this Agreement, Borrower shall promptly notify Fremont in writing.

             5.14 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Fremont have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Fremont except as disclosed therein.

             5.15 ACCOUNTING SYSTEM. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts and records pertaining to the Collateral which contain information as may from time to time be requested by Fremont.

             5.16 SOLVENCY. Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

             5.17 ERISA. Neither Borrower or any ERISA Affiliate, nor any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations thereof. No lien upon the assets of Borrower has arisen with respect to any Plan. No prohibited transaction within the meaning of ERISA
Section 406 or IRC Section 4975(c) has occurred with respect to any Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

             5.18 ENVIRONMENTAL LAWS AND HAZARDOUS MATERIALS. Borrower has complied, and at all times will comply in all material respects, with all Environmental Laws. Borrower has not and will not cause or permit any Hazardous Materials to be located, incorporated, generated, stored, manufactured, transported to or from, released, disposed of, or used at, upon, under, or within any premises at which Borrower conducts its business, or in connection with Borrower's business, except as previously disclosed to Fremont in writing. To the best of Borrower's knowledge, no prior owner or operator of any premises at which Borrower conducts its business has caused or permitted any of the above to occur at, upon, under, or within any of the premises. Borrower will not permit any lien to be filed against the Collateral or any part thereof under any Environmental Law, and will promptly notify Fremont of any proceeding, inquiry or claim relating to any alleged violation of any Environmental Law, or any alleged loss, damage or injury resulting from any Hazardous Material. Borrower shall defend, indemnify and hold Fremont, its directors, officers, agents, employees, participants and assigns, harmless against any and all claims, suits, actions, causes of action, debts, liabilities, damages, losses, obligations, charges, judgments and expenses, including attorneys' fees and costs, of any nature whatsoever, in any way relating to or arising from the breach of any warranty or covenant contained herein, any alleged or actual violation of any Environmental Law, or any loss, damage, or injury resulting from any Hazardous Material. Fremont shall have the right to join and participate in, as a party if it so elects, any legal or administrative proceeding initiated with respect to any Hazardous Material or in connection with any Environmental Law. "Hazardous Material" includes without limitation any substance, material, emission, or waste which is or hereafter becomes regulated or classified as a hazardous substance, hazardous material, toxic substance or solid waste under any Environmental Law, asbestos, petroleum products, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, and any other hazardous or toxic substance, material, emission or waste. "Environmental Law" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the regulations pertaining to such statutes, and any other safety, health or environmental statutes, laws, regulations or ordinances of the United States or of any state, county or municipality in which Borrower conducts its business or the Collateral is located.

             5.19 RELIANCE BY FREMONT; CUMULATIVE. Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Fremont regardless of any investigation made or information possessed by Fremont. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall now or hereafter give, or cause to be given, to Fremont.

    6.       AFFIRMATIVE COVENANTS

             Borrower covenants and agrees that during the term of this Agreement and until payment in full of the Obligations, and unless Fremont shall otherwise consent in writing, Borrower shall do all of the following:

             6.1 COLLATERAL REPORTS. Borrower shall, from time to time hereafter, but not less often than monthly, execute and deliver to Fremont, no later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed aging of the Accounts, a reconciliation statement and a summary aging, by vendor, of all accounts payable and any book overdraft. Borrower shall deliver to Fremont, as Fremont may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customers' purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements. Absent such a request by Fremont, copies of all such documentation shall be held by Borrower as custodian for Fremont.

             6.2 RETURNS. Returns and allowances, if any, as between Borrower and its account debtors, shall be permitted by Borrower on the same basis and in accordance with the usual customary practices of Borrower as they exist at the time of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default any account debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to Fremont) in the appropriate amount to such account debtor. Borrower shall promptly notify Fremont of all returns and recoveries and of all disputes and claims.

             6.3 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than weekly, execute and deliver to Fremont a designation of

Inventory specifying Borrower's average cost and the wholesale market value of Borrower's raw materials, work in process and finished goods, and further specifying such other information as Fremont may reasonably request. Furthermore, Borrower shall now and from time to time hereafter, but not less frequently than monthly, deliver to Fremont a listing of Inventory specifying the amount of the mark-up corresponding to each item of Inventory consisting of Atascosa Facility Inventory.

             6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Fremont: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet and profit and loss statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within one hundred twenty (120) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal period, audited by independent certified public accountants acceptable to Fremont (including Borrower's current independent certified accountants). Such financial statements shall include a balance sheet and profit and loss statement, and the accountants' letter to management. Together with the above, Borrower shall also deliver Borrower's Form 10-Qs, 10-Ks or 8-Ks, if any, as soon as the same become available, and any other report reasonably requested by Fremont relating to the Collateral and the financial condition of Borrower and a certificate signed by the chief financial officer of Borrower to the effect that all reports, statements or computer prepared information of any kind or nature delivered or caused to be delivered to Fremont under this Section 6.4 fairly present the financial condition of Borrower and that there exists on the date of delivery of such certificate to Fremont no condition or event which constitutes an Event of Default.

             6.5 TAX RETURNS, RECEIPTS. Borrower agrees to deliver to Fremont copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service. Borrower further agrees to promptly deliver to Fremont, upon request, satisfactory evidence of Borrower's payment of all federal withholding taxes required to be paid by Borrower.

             6.6 GUARANTOR REPORTS. Borrower agrees to cause any guarantor of any of the Obligations to deliver its annual financial statements and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

             6.7 TITLE TO EQUIPMENT. Upon Fremont's request, Borrower shall immediately deliver to Fremont, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

             6.8 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair, and shall make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved, normal wear and tear excepted. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

             6.9 TAXES. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its property or in connection with Borrower's business have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Fremont, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws and will, upon request, furnish Fremont with proof satisfactory to Fremont indicating that Borrower has made such payments or deposits.

             6.10 INSURANCE. Borrower, at its expense, shall keep and maintain the Collateral insured against all risk of loss or damage from fire, theft, vandalism, malicious mischief, explosion, sprinklers, and all other hazards and risks of physical damage included within the meaning of the term "extended coverage" in such amounts, subject to such deductibles and loss retention, as are ordinarily insured against by other owners in similar businesses. Borrower shall also keep and maintain comprehensive general public liability insurance and property damage insurance, and insurance against loss from business interruption, insuring against all risks relating to or arising from Borrower's ownership and use of the Collateral and Borrower's other assets and the operation of Borrower's business. All such policies of insurance shall be in such form, with such companies and in such amounts as may be satisfactory to Fremont. Borrower shall deliver to Fremont certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of public liability and property damage) shall contain a Lender's Loss Payable endorsement in a form satisfactory to Fremont, naming Fremont as sole loss payee thereof, and containing a waiver of warranties, and all proceeds payable thereunder shall be payable to Fremont to be applied to the Obligations.

             6.11 NO OFFSETS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without offset or counterclaim, and Borrower hereby waives any right to offset, against the repayment of the Obligations, any claims it may have against Fremont.

             6.12 FREMONT EXPENSES. Borrower shall immediately and without demand reimburse Fremont for all sums expended by Fremont which constitute Fremont Expenses and Borrower hereby authorizes and approves all advances and payments by Fremont for items constituting Fremont Expenses.

             6.13 COMPLIANCE WITH LAW. Borrower shall comply, in all material respects, with the requirements of all applicable laws, rules, regulations and orders of governmental authorities relating to Borrower and the conduct of the Borrower's business.

             6.14 TRADE CREDIT REPORTS. Borrower shall, from time to time hereafter, but not less often than monthly, deliver to Fremont, no later than the fifteenth (15th) day of each month during the term of this Agreement, a detailed listing of all extensions of trade credit to any officer, director, executive, employee or shareholder of Borrower, or any relative of any of the foregoing, or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders that own or have a beneficial interest in at least 3% of the outstanding capital stock of Borrower, officers or directors with Borrower.

    7.       NEGATIVE COVENANTS

             Borrower covenants and agrees that during the term of this Agreement and until payment in full of the Obligations, Borrower will not do any of the following without Fremont's prior written consent:

             7.1 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including but not limited to, sell, lease or otherwise dispose of, move, relocate or transfer, whether by sale or otherwise, any of Borrower's assets (in excess of $10,000) other than sales of Inventory in the ordinary and usual course of Borrower's business as presently conducted; incur any debts outside the ordinary and usual course of Borrower's business (in excess of $10,000) except for renewals or extensions of existing debts and purchase money obligations arising from the purchase of Equipment not to exceed $10,000; or make any advance or loan (in excess of $10,000) except in the ordinary course of business as presently conducted.

             7.2 CHANGE NAME. Change Borrower's name, business structure or identity, or add any new fictitious name.

             7.3 MERGE, ACQUIRE. Merge, acquire, or consolidate with or into any other business organization.

             7.4 GUARANTY. Guaranty or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the account of Borrower for negotiation and delivery to Fremont.

             7.5 RESTRUCTURE. Make any change in Borrower's financial structure or in any of its business operations.

             7.6 PREPAYMENTS. Prepay any existing indebtedness owing to any third party.

             7.7     [INTENTIONALLY OMITTED]

             7.8 COMPENSATION. Pay total compensation, including salaries, withdrawals, fees, bonuses, commissions, drawing accounts, management fees or other payments, whether directly or indirectly (excluding stock options), during any fiscal year to all of Borrower's executives, officers, shareholders, affiliates, and directors (or any relatives thereof) in an aggregate amount in excess of one hundred and fifteen percent (115%) of those paid in the prior fiscal year.

             7.9 LOANS AND ADVANCES. Make any loans, advances or extensions of credit (other than trade credit up to an amount equal to $550,000.00) to any officer, director, executive, employee or shareholder of Borrower, or any relative of any of the foregoing, or to any entity which is a subsidiary of, related to, affiliated with or has common shareholders that own or have a beneficial interest in at least 3% of the outstanding capital stock of Borrower, officers or directors with Borrower, which when aggregated with all other loans, advances or extensions of credit (other than trade credit up to an amount equal to $550,000.00) to any or all of the above persons or entities during the term of this Agreement, exceeds Twenty Thousand Dollars ($20,000).

             7.10 CAPITAL EXPENDITURES. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal property or replacement equipment in excess of One Hundred Thousand Dollars ($100,000) for any individual transaction or where the aggregate amount of such transactions in any fiscal year is in excess of One Million One Hundred Thousand Dollars ($1,100,000).

             7.11    CONSIGNMENTS.  Consign any Inventory.

             7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (other than in stock) on, or purchase, acquire, redeem or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

             7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify or terminate any agreement presently existing or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Fremont information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Fremont pursuant to or in accordance with this Agreement, and agrees that Fremont may contact directly any such accounting firm or service bureau in order to obtain such information.

             7.14 SUSPENSION. Suspend or go out of business for a continuous period of more than five (5) days.

    8.       EVENTS OF DEFAULT

             The occurrence of any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

             8.1 FAILURE TO PAY. Borrower fails to pay when due and payable, or when declared due and payable, any portion of the Obligations (whether principal, interest, taxes, reimbursement of Fremont Expenses, or otherwise);

             8.2 FAILURE TO PERFORM. Borrower fails or neglects to perform, keep or observe any term, provision, condition, representation, warranty, covenant or agreement contained in this Agreement, in any of the Loan Documents or in any other present or future agreement between Borrower and Fremont;

             8.3 MISREPRESENTATION. Any misstatement or misrepresentation now or hereafter exists in any warranty, representation, statement or report made to Fremont by Borrower or any officer, employee, agent or director of Borrower, or if any such warranty or representation is withdrawn by any of them;

             8.4 MISREPRESENTATION OF COLLATERAL. Any writing, document, aging, certificate or other evidence of the Eligible Accounts or Eligible Inventory shall be incomplete, incorrect or misleading at the time the same is furnished to Fremont; Borrower shall fail to comply with the terms of Section
6.2 of this Agreement; or Borrower shall fail to immediately remit each payment on any Account, pursuant to the terms of Section 2.7 of this Agreement;

             8.5 MATERIAL ADVERSE CHANGE. There is a material adverse change in Borrower's business or financial condition;

             8.6 MATERIAL IMPAIRMENT. There is a material impairment of the prospect of repayment of any portion of the Obligations owing to Fremont or a material impairment of the value or priority of Fremont's security interests in the Collateral;

             8.7 LEVY OR ATTACHMENT. Any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any judicial officer or assignee;

             8.8 INSOLVENCY BY BORROWER. An Insolvency Proceeding is commenced by Borrower;

             8.9 INSOLVENCY AGAINST BORROWER. An Insolvency Proceeding is commenced against Borrower and is not dismissed within 45 days;

             8.10 INJUNCTION AGAINST BORROWER. Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

             8.11 GOVERNMENT LIEN. A notice of lien, levy or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof;

             8.12 JUDGMENT. A judgment in excess of $50,000 is entered against Borrower;

             8.13 DEFAULT TO THIRD PARTY. There is a default in any material agreement to which Borrower is a party or by which Borrower or Borrower's property or assets are bound;

             8.14 SUBORDINATED DEBT PAYMENTS. Borrower makes any payment on account of indebtedness which has been subordinated to the Obligations except to the extent such payment is allowed under any Subordination Agreement entered into with Fremont;

             8.15 LOSS OF GUARANTOR. Any guarantor of the Obligations dies, terminates its guaranty or becomes the subject of an Insolvency Proceeding; or

             8.16 ERISA VIOLATION. A prohibited transaction within the meaning of ERISA Section 406 or IRC Section 4975(c) shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; any lien upon the assets of Borrower in connection with any Plan shall arise; Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan and such withdrawal could, in the opinion of Fremont, have a material adverse effect on the financial condition of Borrower; Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; the voluntary or involuntary termination of any Plan which termination could, in the opinion of Fremont, have a material adverse effect on the financial condition of Borrower; or Borrower shall fail to notify Fremont promptly and in any event within ten (10) days of the occurrence of any event which constitutes an Event of Default under this clause or would constitute such an Event of Default upon the exercise of Fremont's judgment;

             Notwithstanding anything contained in this Section 8 to the contrary, Fremont shall refrain from exercising its rights and remedies and an Event of Default shall not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 8.7, 8.9, 8.11 or 8.12 of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; PROVIDED, HOWEVER, Fremont shall not be obligated to make advances to Borrower during such period.

    9.       FREMONT'S RIGHTS AND REMEDIES

             9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default Fremont may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                     (a) Declare all Obligations, whether evidenced by the Loan Documents or otherwise, immediately due and payable in full;

                     (b) Cease advancing money or extending credit to or for the benefit of Borrower under the Loan Documents or under any other agreement between Borrower and Fremont;

                     (c) Terminate this Agreement as to any future liability or obligation of Fremont, but without affecting Fremont's rights and security interest in the Collateral and without affecting the Obligations;

                     (d) Settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Fremont considers advisable and, in such cases, Fremont will credit Borrower's loan account with only the net amounts received by Fremont in payment of such disputed Accounts, after deducting all Fremont Expenses incurred or expended in connection therewith;

                     (e) Cause Borrower to hold all returned Inventory in trust for Fremont, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Fremont;

                     (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Fremont considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Fremont so requires and to deliver or make the Collateral available to Fremont at a place designated by Fremont. Borrower authorizes Fremont to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in Fremont's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

                     (g) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral. Fremont is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. Borrower's rights under all licenses and all franchise agreements shall inure to Fremont's benefit;

                     (h) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Fremont determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                     (i) Fremont shall give notice of the disposition of the Collateral as follows:

                              (1) Fremont shall give the Borrower and each holder of a security interest in the Collateral who has filed with Fremont a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

                              (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12 of this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Fremont;

                     (j) Fremont may credit bid and purchase at any public sale;

                     (k) Any deficiency which exists after disposition of the Collateral as provided above shall be paid immediately by Borrower. Any excess will be remitted without interest by Fremont to the party or parties legally entitled to such excess; and

                     (l) In addition to the foregoing, Fremont shall have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents. All such rights and remedies shall be cumulative.

             9.2 NO WAIVER. No delay on the part of Fremont in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

    10.      TAXES AND EXPENSES REGARDING THE COLLATERAL

             If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, or fails to perform any of Borrower's other covenants under the terms of this Agreement, then in its discretion and without prior notice to Borrower, Fremont may do any or all of the following: (a) make any payment which Borrower has failed to pay or any part thereof; (b) set up such reserves in Borrower's loan account as Fremont deems necessary to protect Fremont from the exposure created by such failure; (c) obtain and maintain insurance policies of the type described in Section 6.10 of this Agreement and take any action with respect to such policies as Fremont deems prudent; or (d) take any other action deemed necessary by Fremont to preserve and protect its interests and rights under this Agreement. Any payments made by Fremont shall not constitute: (1) an agreement by Fremont to make similar payments in the future or (2) a waiver by Fremont of any Event of Default under this Agreement. Fremont need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

    11.      WAIVERS

             11.1 DEMAND, PROTEST. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, and notice of nonpayment at maturity, and agrees that Fremont may compromise, settle or release without notice to Borrower any accounts, documents, instruments, chattel paper and/or guaranties at any time held by Fremont on which Borrower may in any way be liable. Borrower agrees to any extensions of time of payment or partial payment at, before or after termination of this Agreement. Borrower waives notice of intention to accelerate and notice of acceleration, such that Fremont may exercise any and all rights and remedies under this Agreement or any Loan Documents or as otherwise provided in law or in equity, immediately upon the occurrence of any Event of Default without any further notice, grace or opportunity to cure whatsoever

             11.2 NO MARSHALING. Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights, if any, to require a marshaling of assets by Fremont or to require that Fremont first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

             11.3 FREMONT'S LIABILITY FOR INVENTORY OR EQUIPMENT. So long as Fremont complies with its obligations, if any, under Section 9207 of the Code, Fremont shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Inventory or Equipment shall be borne by Borrower.

    12.      NOTICES

             Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement, the Loan Documents or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by receipted overnight delivery service to Borrower or to Fremont, as the case may be, at their addresses set forth below:

                          IF TO BORROWER:      TRISTAR CORPORATION
                                               12500 San Pedro Avenue, Suite 500
                                               San Antonio, Texas 78216
                                               Attn:  President

                          IF TO FREMONT:       FREMONT FINANCIAL CORPORATION
                                               300 Embassy Row, Suite 650
                                               Atlanta, Georgia  30328

                                               Attn:  Credit Manager

             The parties hereto may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or five
(5)  calendar days after the deposit thereof in the mail.

    13.      CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

____________
  (Initial)
             UPON ACCEPTANCE BY FREMONT IN ATLANTA, GEORGIA, THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE IN WHICH THE COLLATERAL IS LOCATED SHALL GOVERN WITH RESPECT TO (A) THE CREATION OF LIENS ON COLLATERAL LOCATED IN SUCH STATE AND (B) THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF FREMONT'S LIENS UPON ANY PORTION OF THE COLLATERAL LOCATED IN SUCH STATE AND THE ENFORCEMENT IN SUCH STATE OF FREMONT'S OTHER REMEDIES WITH RESPECT TO THE COLLATERAL LOCATED IN SUCH STATE. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS LOCATED IN THE COUNTY OF FULTON, STATE OF GEORGIA, THE FEDERAL COURTS WHOSE VENUE INCLUDES THE COUNTY OF FULTON, STATE OF GEORGIA, OR, AT THE SOLE OPTION OF FREMONT, IN ANY OTHER COURT IN WHICH FREMONT SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. BORROWER AND FREMONT EACH WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE RIGHT TO A TRIAL BY JURY AND ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF "FORUM NON

CONVENIENS" OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.

    14.      DESTRUCTION OF BORROWER'S DOCUMENTS

             All documents, schedules, invoices, agings or other papers delivered to Fremont may be destroyed or otherwise disposed of by Fremont four
(4) months after they are delivered to or received by Fremont unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

    15.      GENERAL PROVISIONS

             15.1 EFFECTIVENESS. This Agreement and all other Loan Documents shall be binding and deemed effective when executed by Borrower and accepted and executed by Fremont.

             15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights hereunder without Fremont's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Fremont shall release Borrower from its Obligations. Fremont may assign this Agreement and its rights and duties hereunder. Fremont reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in Fremont's rights and benefits hereunder. In connection therewith, Fremont may disclose all documents and information which Fremont now or hereafter may have relating to Borrower or Borrower's business.

             15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

             15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Fremont or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

             15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

             15.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. This Agreement is the entire agreement between the parties with respect to the matters contained herein. This Agreement supersedes all prior agreements, understandings and negotiations, if any, which are merged into this Agreement.

             15.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts each of which, when executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same Agreement.

             15.8 FINANCE LENDER LICENSE. Fremont is licensed as a Finance Lender by the California Department of Corporations, file number 603 2362.

             15.9 INCORPORATION OF RIDERS. The Conditions Precedent Rider and the Special Provisions Rider are by this reference incorporated herein and made a part hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Atlanta, Georgia

                                        BORROWER:


Attest:                                 TRISTAR CORPORATION,
                                        a Delaware corporation


                                        Signed By:
----------------------------------                  ---------------------------
                                                    Loren M. Eltiste
Secretary/Assistant Secretary                       Vice President and
[Corporate Seal]                                    Chief Financial Officer


                                        FREMONT FINANCIAL CORPORATION,
                                        a California corporation



                                        Signed By:
                                                    ---------------------------
                                        Print Name: Jerry Noles
                                        Title/Capacity: Vice President

                                   EXHIBIT C


Costa Rica
Ecuador
Guatemala
Honduras
Nicaragua
Panama
Peru
El Salvador
Uruguay
Venezuela
Mexico

                            SPECIAL PROVISIONS RIDER


    THIS SPECIAL PROVISIONS RIDER (hereinafter referred to as this "Rider") dated December 29, 1995, but effective January 1, 1996, is hereby made a part of and incorporated into that certain Consolidated and Restated Loan and Security Agreement dated the date hereof, but effective January 1, 1996, between FREMONT FINANCIAL CORPORATION (hereinafter referred to as "Fremont"), a California corporation, and TRISTAR CORPORATION (hereinafter referred to as "Borrower"), a Delaware corporation (hereinafter referred to, together with all other supplements and riders thereto and amendments thereof, as the "Loan Agreement").

    l. All capitalized terms contained in this Rider, unless otherwise defined herein, shall have the meanings ascribed to such terms in the Loan Agreement. All references herein to any instrument, agreement or other document shall include all amendments thereto and modifications, extensions and renewals thereof, whether heretofore or hereafter entered into by the parties to such documents. When used herein the following terms shall have the following meanings:

                     "Affiliate" means any Person controlling, controlled by or under common control with Borrower. For purposes of this definition, :"control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise.

                     "Applicable Law" shall mean all laws, rules and regulations applicable to the person, conduct, transaction, covenant or Loan Documents in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and orders of governmental bodies; and orders, judgments and decrees of all courts and arbitrators.

                     "Appraised Equipment" shall have the meaning set forth in
    Section 5 of this Rider.

                     "Conditions Precedent Rider" shall mean the Conditions Precedent Rider of even date herewith between Borrower and Fremont.

                     "Confidential Information" shall mean any information of a secret or proprietary nature concerning Borrower, its business, financial condition or affairs, business prospects or properties that is confidential in nature, and therefore not generally known by third parties and not available to the public, and is not now, and does not hereafter come into, Fremont's possession from a source other than Borrower.

                     "Core Sheth Families" shall mean Jamnadas Sheth, Kirit Sheth, Shashikant Sheth and Mahendra Sheth, individuals currently residing in Dubai, U.A.E.

                     "Core Sheth Family Notes" shall mean the promissory notes executed or to be executed by Borrower in favor of the Core Sheth Families pursuant to the Financing Agreement.

                     "Eurostar" shall mean Eurostar Perfumes, Inc., a Texas corporation.

                     "Financing Agreement" shall mean the Financing Agreement dated as of August 31, 1993, by and between Borrower and the Core Sheth Families.

                     "Forfeiture Law" shall mean any state or federal law, rule or regulation under which any property of a person may be seized by a governmental agency or title thereto forfeited by reason of such person's commission of a civil violation or a crime, including, without limitation, United States Customs Laws, The Controlled Substances Act, Motor Vehicle Theft Law Enforcement Act of 1984, Money Laundering Control Act of 1986, Racketeer Influenced and Corrupt Organizations Act, and Illegal Exportation of War Materials Act.

                     "Maximum Rate" shall mean the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Obligations in question or, to the extent permitted by Applicable Law, under such Applicable Laws that may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow. Notwithstanding any other provision in this Rider or the Loan Agreement, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

                     "Merger" shall have the meaning set forth in Section 29 of this Rider.

                     "Mortgage" shall mean, collectively, the South Carolina Mortgage, the Original Texas Mortgage and the New Texas Mortgage.

                     "New Texas Mortgage" shall mean that certain Deed of Trust with Security Agreement, Financing Statement for Fixture Filing and Assignment of Rents dated the date hereof from Borrower to Fremont, pursuant to which Borrower shall grant and convey to Fremont, as security for the Obligations, a second priority mortgage lien upon the real property of Borrower located in Atascosa County, Texas, and all improvements thereto.

                     "Original Eurostar Loan Agreement" shall have the meaning set forth in Section 29 of this Rider.

                     "Original Texas Mortgage" shall mean that certain Deed of Trust with Security Agreement, Financing Statement for Fixture Filing and Assignment of Rents dated June 27, 1995, from Borrower to Fremont, pursuant to which Borrower granted and conveyed to Collateral Services, Inc., as trustee, for the benefit of Fremont, as security for the

    Obligations, a mortgage lien upon the real property of Borrower located in Atascosa County, Texas, and all improvements thereto.

                     "Original Tristar Loan Agreement" shall have the meaning set forth in Section 29 of this Rider.

                     "Performance Agreement" shall mean the Agreement effective as of August 31, 1993, among Borrower, the Core Sheth Families, Virendra Sheth and Starion pursuant to which, among other things, the Core Sheth Families agreed to make or caused to be made certain loans to Borrower as described in the Financing Agreement and Starion agreed to deposit 1,600,000 shares of Borrower's common stock pursuant to the Sheth Escrow Agreement for the purpose of securing the obligation of the Core Sheth Families to make or cause to be made loans to Borrower.

                     "Permitted Liens" shall mean (i) liens at any time in favor of Fremont; (ii) miscellaneous purchase money liens that are confined to specific items of equipment of Borrower and that secure purchase money indebtedness which does not exceed, in the aggregate, $10,000; (iii) inchoate liens for taxes, assessments and other governmental charges or levies, or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like persons arising by operation of law in the ordinary course of business, for sums which are not yet due and payable and only if such inchoate liens are and remain subordinate to Fremont's security interest in the Collateral; (iv) Permitted Exceptions (as such term is defined in the New Texas Mortgage and the Original Texas Mortgage); and (v) Permitted Liens (as such term is defined in the South Carolina Mortgage).

                     "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

                     "S & J Perfume" shall mean S & J Perfume Co., Limited, also known as Starion International Ltd., a corporation organized under the laws of the United Kingdom.

                     "Sheth Escrow Agreement" shall mean the "Sheth Escrow Agreement" as defined in the Performance Agreement.

                     "South Carolina Mortgage" shall mean that certain South Carolina Mortgage and Security Agreement dated October 8, 1993, from Borrower to Fremont, pursuant to which Borrower granted and conveyed to Fremont, as security for the Obligations, a mortgage lien upon the real property of Borrower located in Spartanburg County, South Carolina, and all improvements thereto as amended by (i) that certain First Amendment to South Carolina Mortgage and Security Agreement and Assignment of Leases and Rents, dated December 17, 1993, executed by Borrower and Fremont and (ii) that certain Second Amendment to South Carolina Mortgage and Security Agreement and Assignment of Leases and Rents, dated July 7, 1995, executed by Borrower and Fremont.

                     "Standby Letter of Credit Supplement" shall mean the Standby Letter of Credit Agreement Supplement to Loan and Security Agreement, dated June 27, 1995, by and between Borrower and Fremont, as amended, restated and modified from time to time.

                     "Starion" shall mean Starion International., Ltd., a British Virgin Islands limited partnership which is owned by the Core Sheth Families and which beneficially owns approximately 84% of the issued and outstanding common stock of Borrower.

                     "Subordinated Debt" shall mean all indebtedness at any time or times owing by Borrower to any Person that is expressly subordinated to the payment of any of the Obligations, including, without limitation, all indebtedness at any time or times owing by Borrower to (i) Transvit and (ii) the Core Sheth Families under the Financing Agreement or any of the Core Sheth Family Notes.

                     "Term Loan A" shall mean the term loan made by Fremont to Borrower pursuant to Section 5 of this Rider.

                     "Term Loan B" shall mean the term loan made by Fremont to Borrower pursuant to Section 6 of this Rider.

                     "Term Loans" shall mean the Term Loan A and the Term Loan
    B.

                     "Term Note A" shall mean that certain Secured Promissory Note, dated June 27, 1995, executed by Borrower and payable to Fremont in the original principal amount of $3,500,000, as it may be amended or modified from time to time, together with any renewals or extensions thereof, in whole or in part.

                     "Term Note B" shall mean that certain Secured Promissory Note, dated June 27, 1995, executed by Borrower and payable to Fremont in the original principal amount of $200,000, as it may be amended or modified from time to time, together with any renewals or extensions thereof, in whole or in part.

                     "Transvit" shall mean Transvit Manufacturing Corporation, a British Virgin Islands corporation.

                     "Warrant" shall mean the "Starion Warrant Purchase Agreement" as defined in the Performance Agreement.

    2. Borrower shall notify Fremont, promptly after Borrower's obtaining notice thereof, of (a) any claimed default by any party under the Financing Agreement, (b) any claim by Borrower of any default by Fremont under the Loan Agreement, and (c) any exercise, or written notice of intent to exercise, any rights held by Starion under the Warrant to purchase any shares of Borrower pursuant thereto or to terminate the Warrant.

    3. In no event shall Borrower be obligated to pay the fees payable under Sections 2.4, 2.12, 2.13 and 3.2 of the Loan Agreement to the extent that the amount of such fees otherwise payable under such sections of the Loan Agreement, when added to the amount of interest charged under Sections 2.6(A) and 2.6(B) of the Loan Agreement or otherwise, would result in the assessment or collection of interest in excess of the Maximum Rate (provided that it is the express intent and understanding of the parties hereto that such fees not constitute interest or a charge for the use or detention of money).

    4. All of the Obligations consisting of advances made by Lender to Borrower pursuant to Section 2.1 of the Loan Agreement and accrued interest thereon (except as otherwise provided in Section 2.3 of the Loan Agreement) shall be payable by Borrower to Fremont upon the earliest of (i) the receipt by Fremont or Borrower of any collections of proceeds of any of the Collateral, to the extent of said collections or proceeds, (ii) in the case of interest, monthly, in arrears, on the first day of each month as provided in Section 2.6(B) of the Loan Agreement, (iii) the occurrence of an Event of Default in consequence of which Fremont elects to accelerate the maturity and payment of the Obligations, or (iv) termination of the Loan Agreement pursuant to Section
3.1 thereof. Notwithstanding the foregoing, each advance made by Fremont to Borrower pursuant to Section 2.1 of the Loan Agreement shall be due and payable no later than the last day of the thirty-fifth month following the month in which such advance was made. The Term Note A and the Term Note B shall be due and payable upon termination of the Loan Agreement.

    5. Borrower acknowledges and agrees that pursuant to the Original Eurostar Loan Agreement Fremont has previously made a single term loan advance to Eurostar in the original principal amount of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS, ($3,500,000) which shall be repayable in accordance with the terms of the Term Note A and shall be secured by the Collateral. The amount of the Term Loan A outstanding at any time shall not exceed the sum of (i) 80% of the liquidation value of the Equipment of Borrower, as said liquidation value has been determined by an appraisal performed by M.E.L. Valuations, Inc., dated March 17, 1995 (the "Appraised Equipment") plus (ii) 45% of the appraised value of the real property of Borrower located in Atascosa County, Texas, as said value has been determined by an appraisal performed by The Glen Company. Borrower hereby represents and agrees that the unpaid principal balance of the Term Loan A outstanding on the date hereof is $3,291,666.65 and that such amount is unconditionally owed by Borrower to Fremont without offset, defense or counterclaim of any kind, nature or description whatsoever.

    6. Subject to the conditions set forth in the Conditions Precedent Rider, Fremont shall make a single term loan advance to Borrower in the original principal amount of TWO HUNDRED THOUSAND DOLLARS, ($200,000) which shall be repayable in accordance with the terms of the Term Note B and shall be secured by the Collateral. The amount of the Term Loan B outstanding at any time shall not exceed 80% of the actual cost of the Equipment being purchased by Borrower with the proceeds of such Term Loan B (exclusive of taxes, transportation and shipping charges and installation or make-ready fees or expenses). The Term Loan B shall be funded upon satisfaction of all terms and conditions in Section 3 of the Conditions Precedent Rider.

    7. The proceeds of the Term Loans shall be used by Borrower solely for the purposes for which the proceeds of the advances made by Fremont to Borrower under Section 2.1 of the Loan Agreement are authorized to be used. If Borrower sells any of the Equipment or real property covered by the Mortgage (and nothing herein shall be construed to authorize Borrower's sale of any Equipment or real property covered by the Mortgage) or if any of the Collateral is taken by condemnation, Borrower shall pay to Fremont, unless otherwise agreed by Fremont or provided herein, as and when received by Borrower and as a mandatory prepayment of the Term Loans (or at Fremont's option, such of the other Obligations as Fremont may elect), a sum equal to the proceeds received by Borrower from such sale or condemnation.

    8. If Starion and Transvit shall collectively cease to own and control, beneficially of record, less than 51% of the outstanding voting stock of Borrower, or if Borrower's board of directors shall cease for a period of 45 consecutive days to consist of at least one voting member who is an "outside director" in the sense that such director is not (a) an officer, partner or employee of Borrower, Starion, S & J Perfume, Emicos or any partnership or corporation which is controlled directly or indirectly by the Core Sheth Families, or a member of any of the Core Sheth Families, then, in either such event, Fremont may, in its sole and absolute discretion, at any time thereafter terminate the Loan Agreement (with the effects provided in Section 3 of the Loan Agreement) upon sixty (60) days' prior written notice, at the end of which sixty-day period all of the then outstanding Obligations shall be due and payable in full.

    9. Notwithstanding anything contained in Section 5.1 of the Loan Agreement to the contrary, in no event shall an Event of Default be deemed to exist as a result of a Permitted Lien on the Collateral.

    10. The due and punctual payment and performance of the Obligations shall also be secured by a lien upon all real property of Borrower described in the Mortgage. The South Carolina Mortgage and the Original Texas Mortgage have been duly recorded in the office where such recording is required to constitute a valid, perfected lien upon and security title to the real property covered by such South Carolina Mortgage and such Original Texas Mortgage. The New Texas Mortgage shall be duly recorded in the office where such recording is required to constitute a valid, perfected lien upon and security title to the real property covered by such New Texas Mortgage.

    11. At the request of and as an administrative convenience to Borrower to ensure the timely payment of interest owing by Borrower each month and fees owing by Borrower from time to time under the Loan Agreement, Borrower has requested Fremont to advance for the account of Borrower an amount each month sufficient to pay interest accrued on the Obligations during the immediately preceding month and amounts from time to time sufficient to pay all fees owing by Borrower under the Loan Agreement. Unless and until Borrower in writing notifies Fremont to the contrary, Borrower authorizes Fremont, in Fremont's sole discretion, to make an advance under the Loan Agreement for Borrower's account of a sum sufficient each month to pay, on the due date thereof, all interest accrued on the Obligations during the immediately preceding month and sums from time to time sufficient to pay, on the due date thereof, all fees owing by Borrower under the Loan Agreement, and Fremont may apply the proceeds of each such advance to the payment of such interest and fees. Fremont, however, shall not be obligated to make any such advance and Borrower acknowledges that Fremont will be particularly disinclined to do so if an Event of Default or an Overadvance exists at the time of, or would result from the making of, such advance.

    12.      In addition to the indemnification by Borrower of Fremont under
Section 5.18 of the Loan Agreement, Borrower hereby agrees to indemnify Fremont and hold Fremont harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by Fremont as the result of Borrower's failure to observe, perform or discharge Borrower's duties hereunder. Additionally, if by reason of any existing or hereafter enacted federal, state, foreign or local statute, rule or regulation, any taxes (excluding taxes imposed upon or measured by the net income of Fremont, but including, without limitation, any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Fremont or Borrower on account of the execution or delivery of the Loan Agreement or any of the other Loan Documents, or the creation of any of the Obligations, Borrower shall pay (or shall promptly repay Fremont for the payment of) all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Fremont harmless from and against liability in connection therewith. Notwithstanding any provision of the Loan Agreement to the contrary, the indemnity obligation of Borrower under Section 5.18 of the Loan Agreement, this
Section 12 and any other provision of the Loan Documents shall survive the payment in full of the Obligations. THIS PARAGRAPH AND SECTION 5.18 OF THE LOAN AGREEMENT INCLUDE INDEMNIFICATION AGAINST LIABILITIES, LOSSES, DAMAGES, SUITS, ACTIONS OR PROCEEDINGS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF FREMONT OR ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, PARTICIPANTS AND/OR ASSIGNS.

    13. Regardless of any provision contained in this Rider or any of the other Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Rider, any of the Notes or any of the other Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law. No agreements, conditions, provisions or stipulations contained in this Rider or any of the other Loan Documents or the exercise by Fremont of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Fremont to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as "Interest") in excess of the Maximum Rate and in no event shall Borrower be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received in excess of the Maximum Rate ("Excess"), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter at and time into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Fremont does not intend to collect any unearned interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in
Section 2.6(A) of the Loan Agreement and the Maximum Rate, such an unintentional result could inadvertently occur but for the agreements of the parties to limit interest to the Maximum Rate and to apply, credit or return any Excess as provided herein. All monies paid to Fremont hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Rider, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Fremont, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Fremont, all interest at any time contracted for, charged or received from Borrower in connection with this Rider shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Fremont shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein) . All such Loan Documents and communications relating to any Interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section. Notwithstanding any provisions contained in this Agreement or any of the other Loan Documents providing that interest is to be computed on the basis of a 360 day year, interest shall never exceed the Maximum Rate computed on the basis of a 365 or 366 day year, as the case may be.

    14. Borrower shall not agree to amend any of the Financing Agreement without the prior written consent of Fremont.

    15. Notwithstanding Section 5.4 of the Loan Agreement, Borrower shall be permitted to relocate the Appraised Equipment from time to time at locations other than the Borrower's facilities at (i) One Eurostar Drive, Pleasanton, Texas 78064, (ii) 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78219, and (iii) 3345 North Pan Am Expressway, San Antonio, Texas 78219; provided, however, that the aggregate value of all such relocated Equipment shall not, without the prior written consent of Fremont, at any time exceed an appraised value equal to $200,000.

    16. Borrower shall not enter into, or be a party to any transaction with any Affiliate of Borrower except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Fremont and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate of Borrower.

    17. In addition to and without limiting the powers of Fremont granted by Borrower pursuant to Section 4.4 of the Loan Agreement, Borrower hereby irrevocably designates, makes, constitutes and appoints Fremont (and any of Fremont's officers, employees or agents designated by Fremont) as Borrower's true and lawful attorney (and agent-in-fact) and Fremont, or Fremont's agent, may, without notice to Borrower and in either Borrower's or Fremont's name, but at the cost and expense of Borrower, at such time or times as Fremont or its agent in its sole discretion may determine: (i) at any time upon or after the occurrence of an Event of Default, demand payment of the Accounts from the account debtors of Borrower, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (ii) at any time upon or after the occurrence of an Event of Default, settle, adjust, compromise or discharge any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral and give releases and acquittances in the name of Borrower in connection therewith; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Fremont deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign Borrower's name to a proof of claim in bankruptcy or similar document against any account debtor of Borrower or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) endorse the name of Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Fremont for application to the Obligations; (vii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (viii) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to account debtors of Borrower; (ix) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral and which Borrower has access; and (x) do all other acts and things necessary, in Fremont's determination, to fulfill Borrower's obligations under the Loan Agreement or any of the other Loan Documents.

    18. Notwithstanding the terms of Sections 7.2 and 7.5 of the Loan Agreement, Borrower shall be permitted to restructure as a limited partnership, provided that Fremont consents to all documents, instruments and other legal matters incident to such merger and restructure, which consent will not be unreasonably withheld.

    19. In addition to the waivers set forth in Section 11.1 of the Loan Agreement, Borrower hereby waives notice of intention to accelerate and notice of acceleration, so that Fremont may exercise any and all rights and remedies under the Loan Agreement or any other Loan Documents, or as otherwise provided by law or in equity, immediately upon the occurrence of any Event of Default, without any further notice, grace or opportunity to cure whatsoever.

    20. Without limiting the generality of the definition in the Loan Agreement of "Eligible Accounts," in no event shall any Account be deemed an Eligible Account if the Account is subject to offset or as to which there is a contra account.

    21. In addition to the Events of Default set forth in Section 8 of the Loan Agreement, the occurrence of any one or more of the following events or conditions shall constitute an Event of Default:

             (a) Borrower shall default in the payment or performance of any liability or obligation owing by it to any of the Core Sheth Families under the Financing Agreement or under any of the Core Sheth Family Notes;

             (b) The Core Sheth Families shall default in the observance or performance of any material obligation or agreement on their part to be performed under the Financing Agreement;

             (c) Borrower shall pay any of the Subordinated Debt to any holder or holders thereof after the occurrence of an Event of Default;

             (d) Borrower shall default in the observance or performance of any covenant on Borrower's part to be performed hereunder; or

             (e) Borrower or any member of the Core Sheth Families shall be convicted of a felony under the law of any state or country or shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of Borrower or such person, or Borrower or any member of the Core Sheth Families shall suffer or be threatened with a forfeiture of any of their property under any Forfeiture Law.

    22. Fremont agrees to exercise reasonable, good faith efforts (consistent with its customary procedures and practices for handling confidential information generally) to keep any Confidential Information delivered to it pursuant to the Loan Agreement confidential from any person other than those employed or retained by Fremont who are reasonably expected to become engaged in evaluating, approving, structuring, appraising, administering, overseeing or collecting the loans or Collateral so long as Fremont advises such persons that such information is to be held by them in confidence; provided, however, that nothing herein shall prevent Fremont from disclosing any Confidential Information so long as Fremont advises such persons that such information is to be held by them in confidence (i) to any assignee, transferee or participant (including prospective assignees, transferees or participants) that have agreed to comply with this provision in connection with the contemplated assignment or transfer of any loans or participations therein,
(ii) as required or requested by any governmental agency, department or bureau or representative thereof, (iii) pursuant to subpoena or other legal process or
(iv) in connection with any litigation to which Fremont or Borrower is a party.

    23. This Rider may be executed in multiple counterparts, each of which shall be deemed an original document and all of which taken together shall constitute one and the same instrument.

    24. THE LOAN AGREEMENT (INCLUDING THIS RIDER) HAS BEEN EXECUTED AND DELIVERED BY BORROWER AND FREMONT IN ATLANTA, GEORGIA, AND SHALL BE DEEMED TO BE A CONTRACT MADE IN GEORGIA. THIS RIDER SHALL BE GOVERNED IN ALL RESPECTS BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA. THIS RIDER SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. BORROWER HEREBY WAIVES NOTICE OF FREMONT'S ACCEPTANCE HEREOF.

    25. Nonapplicability of Article 5069-15.01 et seq. Borrower and Fremont hereby agree that, except for Section 15.10(b) thereof, the provisions of Tex. Rev. Civ. Stat. Ann. art. 5069-15.01 et seq. (Vernon 1987) (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Rider, the Loan Agreement or any of the other Loan Documents.

    26. BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT (TEX. BUS. & COM. CODE ANN. Section 17.01 ET SEQ. (VERNON SUPP. 1987)), A LAW THAT GIVES CONSUMER SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BORROWER'S OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER. BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT BORROWER (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO FREMONT, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THE LOAN AGREEMENT.

    27. THIS RIDER, THE LOAN AGREEMENT, THE CONDITIONS PRECEDENT RIDER, THE STANDBY LETTER OF CREDIT SUPPLEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

    28. Agreement by Fremont. Upon Fremont's satisfaction with the conditions set forth in Section 28 of this Rider, Fremont consents to the sale by Borrower (hereinafter the "Initial Sale") of approximately eight (8) acres of Borrower's real property located at 1630 Duncan-Reidville Highway, City of Duncan, Spartanburg County, South Carolina, including a 21,000 square foot manufacturing facility, which is a portion of Map 5-30, parcel 203 (hereinafter, the "Original Premises"), and waives the existence of any Event of Default under the Loan Agreement solely arising from the consummation of the Initial Sale; provided that as a condition to Fremont's consent to the Initial Sale, (i) Fremont shall review and consent to all documents, instruments and other legal matters incident to the Initial Sale and
(ii) Borrower shall use the net proceeds of the Initial Sale for its working capital needs. Furthermore, upon Fremont's satisfaction with the conditions set forth in Section 28 of this Rider, Fremont consents to the sale by Borrower (hereinafter the "Subsequent Sale") of the remainder of Borrower's real property located at 1630 Duncan-Reidville Highway, City of Duncan, Spartanburg County, South Carolina consisting of approximately eight (8) acres (hereinafter, the "Remaining Premises"), and waives the existence of any Event of Default under the Loan Agreement solely arising from the consummation of the Subsequent Sale; provided that as a condition to Fremont's consent to the Subsequent Sale, (i) Fremont shall review and consent to all documents, instruments and other legal matters incident to the Subsequent Sale and (ii) the net proceeds of the Subsequent Sale shall be applied as a prepayment to the Term Loans. Upon the consummation of the Initial Sale and Fremont's satisfaction with the conditions set forth above in this Section 28, Fremont agrees to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by Borrower to evidence and provide for the release of any lien or security interest of Fremont in the Original Premises. Upon the consummation of the Subsequent Sale and Fremont's satisfaction with the conditions set forth above in this Section 28, Fremont agrees to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by Borrower to evidence and provide for the release of any lien or security interest of Fremont in the Remaining Premises. The release provided for in this Section 28 (x) shall not constitute a release, or request for release, of any Collateral other than the Original Premises and the Remaining Premises and (y) shall not constitute any course of dealing that would require Fremont to release any other Collateral. Except as provided in this Section 28, nothing contained herein or any other Loan Document shall be construed as a waiver by Fremont of any covenant or provision of the Loan Agreement, the other Loan Documents, this Rider, or of any other contract or instrument between Borrower and Fremont, and the failure of Fremont at any time or times hereafter to require strict performance by Borrower of any provision thereof shall not waive, affect or diminish any right of Fremont to thereafter demand strict compliance therewith. Fremont hereby reserves all rights granted under this Rider, the Loan Agreement, the other Loan Documents and any other contract or instrument between Borrower and Fremont.

    29. Reference is hereby made to (i) that certain Loan and Security Agreement, dated June 27, 1995, between Eurostar and Fremont (the "Original Eurostar Loan Agreement"), (ii) that certain Loan and Security Agreement, dated October 8, 1993, between Tristar Corporation and Fremont (the "Original Tristar Loan Agreement"). Pursuant to the terms of an Agreement and Plan of Merger (the "Merger"), executed July 31, 1995, but to be effective August 31, 1995, by and among Eurostar, Transvit and Borrower, Eurostar has agreed to merge, and has been merged, with and into Borrower, with Borrower being the surviving corporation. In connection with the consummation of the Merger, Borrower, as the surviving corporation of the Merger, executed that certain Assumption Agreement, dated August 31, 1995, in favor of Fremont, pursuant to which Borrower, among other things, assumed and agreed to perform, observe and confirm, all and singular, the covenants, agreements, terms, conditions, obligations, appointments, duties and liabilities of Eurostar under the Original Eurostar Loan Agreement and any other document or instrument executed and delivered or furnished by Eurostar in connection therewith. The Loan Agreement and the financing commitments set forth therein, constitute an amendment, modification, restatement and consolidation, but not an extinguishment or novation, of the Original Eurostar Loan Agreement, the Original Tristar Loan Agreement and the financing commitments set forth therein. The Loan Agreement and the other Loan Documents are not intended as, and shall not be construed as, a release, impairment or novation of the indebtedness, liabilities and obligations of the Borrower, as the as the surviving corporation of the Merger, under the Original Eurostar Loan Agreement, the Original Tristar Loan Agreement and the other documents contemplated thereby or the liens and security interests granted therein, all of which liens and security interests are hereby modified and affirmed. With respect to matters relating to the period of the Loan Agreement prior to the date hereof, all of the provisions of the Original Eurostar Loan Agreement and the Original Tristar Loan Agreement are hereby ratified and confirmed, and the making, perfection and priority of such security interests shall remain in full force and effect. The Original Eurostar Loan Agreement and the Original Tristar Loan Agreement, as modified and consolidated by the provisions of the Loan Agreement, shall be construed as one agreement.

    SIGNED, SEALED AND DELIVERED in Atlanta, Georgia, on the day and year first above written, but effective January 1, 1996.


ATTEST:                                 TRISTAR CORPORATION
                                        ("Borrower")


                                        By:
-----------------------------------          ---------------------------------
Secretary                                    LOREN M. ELTISTE
[CORPORATE SEAL]                             Vice President and Chief
                                             Financial Officer

Accepted and agreed to in Atlanta, Georgia, this 29th day of December, 1995.

                                        FREMONT FINANCIAL CORPORATION
                                        ("Fremont")



                                        By:
                                             ---------------------------------
                                             Jerry Noles
                                             Vice President